Exhibit 99.1

Roper Industries, Inc.

Contact Information:
Investor Relations
+1 (770) 495-5100
investor-relations@roperind.com

FOR IMMEDIATE RELEASE

Roper Industries Updates 2005 Guidance

Duluth, Georgia, February 9, 2006... Roper Industries, Inc. (NYSE: ROP) will provide updated guidance at an investor conference today for its 2005 diluted earnings per share (DEPS). The Company expects to achieve the high-end of its 2005 DEPS guidance range of $1.64-$1.70. This guidance excludes the expected net positive effects from the fourth quarter repatriation of foreign earnings and the non-cash write-off of issuance costs for its senior subordinated convertible notes. The Company will report its final 2005 results on February 23, 2006.

Webcast information and a copy of today’s presentation are available on the Company’s website at www.roperind.com.

About Roper Industries

Roper Industries is a diversified industrial growth company with more than $1 billion of revenues. Roper provides engineered products and solutions for global niche markets, including water, energy, radio frequency and research/medical applications. Additional information about Roper Industries is available on the Company’s website at www.roperind.com.

The information provided in this press release contains forward looking statements within the meaning of the federal securities laws. These forward looking statements include, among others, statements regarding the prospects for newly acquired businesses to compete in their markets and contribute to future growth and profit expectations. Forward looking statements may be indicated by words or phrases such as “anticipate,” “estimate,” “plans,” “expects,” “projects,” “should,” “will,” “believes” or “intends” and similar words and phrases. These statements reflect management’s current beliefs and are not guarantees of performance. They involve risks and uncertainties, which could cause actual results to differ materially from those contained in any forward looking statement. Such risks and uncertainties include our ability to integrate our acquisitions and realize expected synergies. We also face other general risks, including our ability to realize cost savings from our operating initiatives, unfavorable changes in foreign exchange rates, difficulties associated with exports, risks associated with our international operations, difficulties in making and integrating acquisitions, risks associated with newly acquired businesses, increased product liability and insurance costs, increased warranty exposure, future competition, changes in the supply of, or price for, parts and components, environmental compliance costs and liabilities, risks and cost associated with asbestos related litigation and potential write-offs of our substantial intangible assets, risks associated with obtaining governmental approvals for new products and maintaining regulatory compliance for existing products, and the availability of third party reimbursements for products. Important risks may be discussed in current and subsequent filings with the SEC. You should not place undue reliance on any forward looking statements. These statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

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